Exhibit 99.1

Press Release

Simon Property Group Announces Offering Of Euro-Denominated Notes

INDIANAPOLIS, May 10, 2016 /PRNewswire/ — Simon Property Group, Inc. announced today that its indirect wholly-owned subsidiary, Simon International Finance, S.C.A., a corporate partnership limited by shares (société en commandite par actions) under the laws of the Grand Duchy of Luxembourg, has agreed to sell €500 million principal amount of its 1.25% unsecured notes due 2025 (the “Notes”) in an offering to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be fully and unconditionally guaranteed by Simon Property Group, L.P. (the “Operating Partnership”).  This offering is expected to close on May 13, 2016, subject to customary closing conditions.

The Operating Partnership currently expects to use the net proceeds from the offering to reduce its existing euro-denominated borrowings and for general corporate purposes.

The Notes to be offered have not been, and will not be, registered under the Securities Act or applicable state or other securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The communication of this document and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this document relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

About Simon

Simon is a global leader in retail real estate ownership, management and development and an S&P100 company (Simon Property Group, NYSE: SPG). Our industry-leading retail properties and investments across North

America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales.

To view the original version on PR Newswire, visit:http://www.prnewswire.com/news-releases/simon-property-group-announces-offering-of-euro-denominated-notes-300265966.html

SOURCE Simon Property Group, Inc.

Tom Ward, (317) 685-7330, tom.ward@simon.com